Exhibit 10.25

Rules of the Markit Share Option Plan

2014

Markit Group Holdings Limited

Rules approved by the Board on January 2014

RULES OF THE MARKIT

SHARE OPTION PLAN

1.	DEFINITIONS

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Affiliate” has the meaning given to it in the Articles in force as at 13 January 2014;

“Articles” means, unless otherwise provided, the Articles of Association of the Company currently in force and as amended from time to time and “Article” shall be construed accordingly;

“Bad Leaver” has the meaning given to it in the Articles;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the board;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Commencement Date” means the date on which the Plan is approved by the Board;

“Company” means Markit Group Holdings Limited (No. 6240773);

“Compulsory Acquisition Provisions” means the provisions contained in sections 979 to 982 of the Companies Act 2006;

“Condition” means any condition or other term determined by the Board under Rule 3.1;

“Control” has the meaning given to it by section 719 of the Act;

“Date of Grant” means the date on which the Board grants an Option in accordance with Rule 3;

“Departing Employee” means any employee or director of the Company or any of its Affiliate companies who shall (i) for any reason, cease to be a director or employee of the Company or any of its Affiliate companies or any individual whose services are otherwise provided to the Company or any of its Affiliates whose services cease to be provided to the Company or any of its Affiliate companies, or (ii) upon the business of the company of which he is a director or employee being sold by the Company or such Affiliate company, or upon the Affiliate company of which he is a director or employee being sold by the Company and, in any such case, cease to be a director or employee of either the Company or any of its then remaining Affiliate companies;

“Drag Along Notice” has the meaning given to it in the Articles;

“Deed of Adherence” means a valid deed of adherence to the Shareholders’ Agreement;

“Effective Date” means, with regard to an Option and subject to the terms of the Plan, the date set out in the corresponding Option Certificate from which such Option begins to vest;

“Eligible Participant” means any employee (including a director) of, or any consultant to, the Company or an Affiliate of the Company;

“Employer’s NICs” means secondary Class 1 National Insurance Contributions;

“Employer’s Share of U.S. Employment Taxes” means an amount, as determined by the Company in its sole discretion, equal to the sum of all employment and other taxes, insurance premiums and other amounts imposed by any and all Government Authorities on any Member of the Group with respect to the income earned by a Participant arising upon a Participant’s exercise of an Option, the making of an election under section 83(b) of the Code or in accordance with the terms of the Plan or any grant agreement;

“Exercise Price” means the price per Share at which a Participant may exercise an Option, established in accordance with Rule 4;

“Good Leaver” has the meaning given to it in the Articles;

“Government Authority” means the government of the U.S., the government of any U.S. State (including the government of the District of Columbia and the government of any U.S. possession or territory) or political subdivision thereof, or any agency or instrumentality of any of the foregoing;

“HMRC” means Her Majesty’s Revenue and Customs;

“Internal Reorganisation” means any compromise, arrangement or offer (including any Specified Event) after which, in the reasonable opinion of the Board, Control of the Company remains substantially in the hands of the same person(s) as beforehand;

“Listing” means and includes, without limitation: (i) the official listing of Shares in a state within the European Economic Area; or (ii) the admission to dealing of Shares on a regulated market (as defined in the Insider Dealing (Securities and Regulated Markets) Order 1994); or (iii) Shares being quoted under the rules of a regulated market (as defined in the Insider Dealing (Securities and Regulated Markets) Order 1994) or (iv) Shares being admitted to trading on the Nasdaq National Market or the New York Stock Exchange;

“Member of the Group” means the Company or any Affiliate of the Company from time to time;

“Option” means a right to acquire Shares at the Exercise Price in accordance with the Rules;

“Option Certificate” means the certificate evidencing a grant of an Option pursuant to Rule 3.2;

“Option Exercise Window” means such period as the Board shall determine and notify to Participants;

“Option Tax Liability” means the sum of (i) an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions (including Employer’s NICs which are the subject of an agreement or election under Rule 7.2(e)) or any other amounts (including Medicare) which are required to be withheld or accounted for on behalf of the Participant by any Member of the Group and (ii) the Employer’s Share of U.S. Employment Taxes;

“Participant” means any individual who has been granted and remains entitled to exercise a Subsisting Option or (where the context admits) the personal representatives of any such individual;

“Plan” means this plan as governed by the Rules;

“Qualifying Proposed Sale” has the meaning given to it in the Articles;

“Retirement” shall occur in such circumstances as the Board shall determine constitute a genuine retirement;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Share” means a fully paid ordinary non-voting share in the capital of the Company, as defined in the Articles;

“Shareholders’ Agreement” is the agreement defined in the Articles as the same may be amended from time to time;

“Specified Event” means any of the following events or, in the case of paragraph (e), dates:

(a) any person obtains Control of the Company by any means, including as a result of making a general offer to acquire the whole of the issued share capital of the Company or all the shares in the Company which are of the same class as the Shares; or

(b) the Court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 (or equivalent local legislation pursuant to, or in connection with, which a person will acquire Control of the Company or substantially the whole of the Company’s undertaking or property); or

(c) any person becomes bound or entitled to acquire Shares under the Compulsory Acquisition Provisions (or equivalent local legislation); or

(d) the Company passes a resolution for voluntary winding-up; or

(e) if the Board determines that Options should become exercisable in the event of a proposed demerger of the Company’s business or assets, such date prior to the demerger as the Board shall reasonable determine;

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Vesting Terms” means, subject to the terms of the Plan, such vesting terms as the Board may, on or before the Date of Grant of an Option, specify and set out in the Option Certificate; and

“Voluntary Resignation” has the meaning given to it in the Articles.

Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it. The Vesting Terms form a part of the Plan.

The provisions of Rules 7.2 (b) and (c) shall only apply to the extent applicable, and Rule 10 shall not be applicable, to any Participant who is a consultant (and not a director or employee).

2.	COMMENCEMENT, TITLE AND PURPOSES

The Plan shall commence on the Commencement Date and shall be known as The Markit Share Option Plan.

The purposes of this Plan are to enable the Company to motivate Eligible Participants who are important to the success and growth of the business of the Company and to create a long-term mutuality of interest between the Eligible Participants and the shareholders of the Company by granting the Eligible Participants Options to purchase Shares.

3.	THE GRANT OF OPTIONS

3.1	The Board may grant Options to Eligible Participants to acquire Shares subject to the rules of this Plan including the Vesting Terms and such other terms or conditions as the Board may in its absolute discretion determine. Options may be granted only to such Eligible Participants as the Board shall in its absolute discretion select. No Eligible Participant shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion.

3.2	No consideration shall be payable for the grant of an Option. The Board shall grant Options by deed in such form as the Board shall decide. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with an Option Certificate:

(a)	evidencing the grant of an Option;

(b)	setting out the Exercise Price;

(c)	including the applicable Vesting Terms; and

(d)	setting out any other terms or conditions as the Board may determine under Rule 3.1 above.

3.3	The aggregate number of Shares that may be issued or used for reference purposes under the Markit Share Option Plan shall not exceed such number as determined by the Board from time to time (subject to any increase or decrease pursuant to Rule 8.1 of the Plan). If any Option granted under this Plan shall lapse, expire or be terminated or cancelled for any reason without having been exercised in full, the Shares underlying any unexercised Option shall again be available for the purpose of Options under the Plan.

4.	THE EXERCISE PRICE

4.1	The Exercise Price of an Option shall be determined by the Board in its absolute discretion no later than the Date of Grant.

4.2	The Exercise Price is subject to adjustment in accordance with Rule 8.

5.	NON-ASSIGNABILITY OF OPTIONS

5.1	No Option granted to an Eligible Participant under the Plan shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever and no Shares to be issued upon exercise of an Option (prior to the Option being exercised) shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever. In the event of any breach or purported breach of this provision the Option shall lapse forthwith. This Rule 5.1 shall not prevent the personal representative(s) of a deceased Participant from exercising the Option in accordance with the Rules.

5.2

In addition, all Options granted to an Eligible Participant under the Plan and any Shares to be issued upon exercise of any Option shall be restricted as to any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position”, or any “call equivalent position” (as such terms are defined in Rule 12h-1(f)(1)(v) under the U.S. Securities Exchange Act of 1934 (the “Securities Exchange Act”)), by the Participant prior to the exercise of the Option (except in the circumstances permitted in Rule 12h-

1(f)(1)(iv) under the Securities Exchange Act), until the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act or is no longer relying on the exemption set forth in Rule 12h-1(f)(1) under the Securities Exchange Act.

6.	WHEN OPTIONS MAY BE EXERCISED

6.1	A Subsisting Option shall be exercisable only to the extent that it has vested in accordance with the Vesting Terms which, for the avoidance of doubt, are subject to Rules 6.2, 6.3, 6.4, 7 and 9.

6.1A	Any Subsisting Option shall only be exercisable during an Option Exercise Window.

6.2	Subject to Rule 6.4, a Subsisting Option, whenever granted, shall lapse and cease to be exercisable upon the earliest to happen of the following:

(a)	such lapse date as the Board may determine at the Date of Grant and set out in the Option Certificate or where the Board does not determine such lapse date, the seventh anniversary of the Effective Date (in either case, the “Normal Lapse Date”);

(b)	where a Participant becomes a Departing Employee or ceases to be a consultant by reason of death, disability or Retirement, the Normal Lapse Date, in respect of any element of a Subsisting Option which has vested on the date the Participant so becomes a Departing Employee or ceases to be a consultant in accordance with the Vesting Terms;

(c)	the date upon which the Participant (who is not a consultant) becomes a Departing Employee in circumstances where the Participant is a Bad Leaver;

(d)	the date on which a Participant who is a consultant (and not a director or employee) ceases to be a consultant by reason of:

(i)	the termination by the Company (or other Member of the Group) of the Participant’s consultancy agreement (or other agreement under which his services are provided) pursuant to the terms of such agreement; or

(ii)	the voluntary termination by the Participant of such agreement or the giving by him of notice to terminate the agreement within six months of the Date of Grant; or

(iii)	for such reasons as are set out in the Option Certificate (if any),

in respect of any element of a Subsisting Option which has not vested in accordance with the Vesting Terms on such date;

(e)	subject to Rule 6.2(b), three months (or such other time period as may be determined by the Board under Rule 6.4(a)) from the date on which a Participant:

(i)	becomes a Departing Employee in circumstances other than where the Participant is a Bad Leaver; or

(ii)	ceases to be a consultant in circumstances other than those set out in the Option Certificate (if any),

in respect of the element of the Subsisting Option which has vested on the date the Participant so becomes a Departing Employee or ceases to be a consultant in accordance with the Vesting Terms;

(f)	immediately on the date on which the Participant becomes a Departing Employee, or on which he ceases to be a consultant, in respect of any element of the Subsisting Option which has not vested in accordance with the Vesting Terms on such date; and

(g)	the expiry of the periods mentioned in Rule 9.1, 9.2, 9.3, 9.4 and 9.5.

6.3	A Participant may, with the prior agreement of the Board, exercise a Subsisting Option in whole or in part at any time, notwithstanding that it or the relevant part thereof has not then vested in accordance with the Vesting Terms.

6.4	In respect of any Subsisting Option, the Board may at any time in its absolute discretion determine:

(a)	that, notwithstanding that such Option has not then vested in accordance with the Vesting Terms, it shall be treated as having vested over such number of Shares as the Board shall determine (but not, for the avoidance of doubt, exceeding the maximum number of Shares which remain capable of vesting under the Vesting Terms); and

(b)	to extend the period during which such Option may be exercised and the lapse date of such Option, provided that the Board may not extend the lapse date beyond the Normal Lapse Date.

7.	MANNER OF EXERCISE OF OPTIONS

7.1	Subject to Rule 7.2, an Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(a)	an Option Certificate in respect of the Option to be exercised;

(b)	a notice of exercise in such form as the Board may from time to time prescribe, duly executed in accordance with the instructions in such notice;

(c)	payment (in such manner as the Board shall direct, to include, but not to be limited to, an undertaking to pay) of a sum equal to the aggregate Exercise Price of the Shares in relation to which the Option is then being exercised, together with an amount equal to that required to be paid pursuant to Rule 7.2(b) below;

(d)	in respect of an exercise of an Option in the circumstances set out in Rule 9.1, a duly executed power of attorney in the form provided by the Company on grant of the Option appointing the Company as the Participant’s attorney to execute documents on behalf of the Participant to give effect to the transfer of the Shares the Participant would hold following the exercise of such Option PROVIDED ALWAYS THAT if the relevant Qualifying Proposed Sale has not completed within 60 days of the date on which the Drag Along Notice is delivered to the Company pursuant to the Articles or the date on which a copy of the relevant offer to the Participants pursuant to the Articles is delivered to the Company, as the case may be, then the Company shall return to the Participants the documents referred to in Rules 7.1(a) and (b) and the payment referred to in Rule 7.1(c) and, notwithstanding anything to the contrary in the Plan, the Option shall be deemed not to have been exercised;

(e)	if required by the Company at the time of exercise, an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003, or an election or other form of documentation designed to achieve a similar effect under the laws of any other relevant jurisdiction (including for the avoidance of doubt an election under Section 83(b) of the Code) in each case in such form as the Board my prescribe.

7.2	The exercise of an Option by a Participant under Rule 7.1 shall, unless the Board in its absolute discretion determines otherwise, be conditional upon:

(a)	the Option having vested in accordance with the Vesting Terms;

(b)	agreement being reached between the Company and the Participant as to the amount, or their best estimate of the amount, of the Option Tax Liability;

(c)	payment of the estimate or amount of the Option Tax Liability or arrangements which are satisfactory to the Company for the payment by the Participant of the Option Tax Liability whether in cash or by deduction from cash payments otherwise to be made to the Participant or by the withholding of Shares otherwise deliverable to the Participant on the exercise of the Option equal in value to the amount of the Option Tax Liability;

(d)	(if not already a party to the Shareholders’ Agreement) the Participant may be required to execute a Deed of Adherence and agreement that he shall take the Shares subject to the Shareholders’ Agreement and Memorandum of Association of the Company and the Articles; and

(e)	either of the following conditions being satisfied within one month of the date on which the notice of exercise of that Option was lodged in accordance with Rule 7.1(b) where any Member of the Group would be liable for Employer’s NICs in respect of that exercise:

(i)	the Participant entering into an agreement with the Company, in such form as determined by the Board, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; or

(ii)	the Participant entering into a form of joint election, in such form as determined by the Board and approved in advance by HMRC, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; and

(iii)	the arrangements made in that election for securing that the Participant will meet the liability transferred to him have been approved in advance by HMRC;

and:

•	in the event that either condition is satisfied within that one-month period, the date of exercise of the Option shall be the date on which that condition is satisfied; or

•	in the event that neither condition is satisfied within that one-month period, the exercise of the Option under Rule 7.1 shall not be effective; or

•	in the event that the Board waives the requirement for either condition to be satisfied, the date of exercise of the Option shall be the date of the waiver.

7.3	Subject to the obtaining of any necessary regulatory consents, the Board shall within 30 days of the exercise of any Option cause the Company to allot and issue or procure the transfer of the relevant Shares and send or cause to be sent to the Participant who has exercised the Option a share certificate for the Shares in respect of which the Option is exercised provided such allotment or transfer is lawful.

7.4	In the event that the number of vested Shares would give rise to an entitlement to a fraction of a Share, the number of Shares so vested shall be rounded to the nearest whole number of Shares, or rounded upwards if the entitlement to a fraction of a Share would otherwise have been an entitlement to one half of one Share.

7.5	Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then already in issue except that they and any Shares transferred pursuant to the Plan will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option.

7.6	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Shares from time to time under Subsisting Options.

8.	ALTERATIONS OF SHARE CAPITAL

8.1	In the event of:

(a)	any variation in the share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise;

(b)	any demerger, dividend in specie or super dividend; or

(c)	any other corporate event which in the reasonable opinion of the Board justifies such an adjustment;

then the number, nominal value and description of Shares subject to any Subsisting Options, the Exercise Price and, where an Option has been exercised but as at the date of the variation of capital referred to above no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate.

8.2	No adjustment under Rule 8.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Shares below the nominal value of a Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

8.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or re-issue any Option certificate as a result of any such adjustment.

8.4	Any adjustment made to an Option held by a United States taxpayer under Rule 8.1 shall be intended not to subject the Option to Section 409A of the Code.

9.	SALE, RECONSTRUCTION, TAKEOVER AND LIQUIDATION

9.1	In the event of a Qualifying Proposed Sale prior to a Listing, a Subsisting Option shall be exercisable in full (but only to the extent that the Option has not lapsed) from the date on which either (a) the Drag Along Notice is delivered to the Company pursuant to Article 13.1 (in the case of a proposed sale by Initiating Shareholders to a third party in accordance with Article 13.1) or (b) a copy of the offer(s) to the Participants pursuant to Article 13.2(d) is delivered to the Company pursuant to such Article (in the case of a sale to a third party purchaser in accordance with Article 13.2) until completion of the relevant sale under (a) or (b) above (as the case may be).

9.2	Upon receipt by the Company of a Drag Along Notice pursuant to Article 13.1(b) or a copy of the offer(s) to the Participants pursuant to Article 13.2(d), the Company shall use all reasonable endeavours as soon as reasonably practicable thereafter to notify the Participants of the details of:

(a)	the Drag Along Notice and the date (if any) specified therein on which the Non-Initiating Shareholders (as defined in the Articles) must transfer their Ordinary Shares to the proposed transferee (in the case of 9.1(a) above); or

(b)	the offer(s) (in the case of 9.1(b) above).

The Participants shall be Non-Initiating Shareholders (as defined in the Articles) and shall be bound to transfer their Shares to the proposed transferee as provided for in Article 13.1 if they exercise their Options pursuant to Rule 9.1. The proposed transferee shall be entitled to enforce this right or benefit against the Participants in accordance with the Contracts (Rights of Third Parties) Act 1999 provided that no amendment, variation or termination of the Plan (whether or not affecting such right or benefit) shall require the consent of the transferee nor shall such transferee be entitled to veto any amendment, variation or termination of the Plan.

9.3	Subject to Rules 9.1, 9.2, 9.4 and 9.5, if a Specified Event occurs before the expiry of the Option Period, Participants shall be notified and, provided any Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable (whether or not it is then Vested) immediately following the Specified Event and may be exercised until the earlier of:

(a)	the expiry of the period of one month commencing on the date of the Specified Event; and

(b)	the expiry of any period during which any person is bound or entitled to acquire Shares under the Compulsory Acquisition Provisions;

provided that the Board may in its absolute discretion permit a Subsisting Option to become exercisable on such date prior to the Specified Event as the Board shall in its sole discretion reasonably determine, in which case:

(i)	any such exercise shall be conditional upon the Specified Event occurring;

(ii)	if the Specified Event does not occur, any such exercise shall be null and void; and

(iii)	if the Specified Event occurs, any such exercise shall take effect immediately prior to the Specified Event.

9.4	If a company (the “Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire Shares as a result of a Specified Event, the Board may determine in its absolute sole discretion that Rule 9.3 shall not apply and that, subject to agreement with the Acquiring Company, Subsisting Options shall be continued, substituted for or assumed by the Acquiring Company on such terms as may be agreed with the Acquiring Company in connection with the Specified Event.

9.5	Rule 9.3 shall not apply in the case of an Internal Reorganisation, provided that the Acquiring Company agrees that Subsisting Options shall be continued, substituted for or assumed by the Acquiring Company on such terms as may be agreed by the Company and the Acquiring Company in connection with the Internal Reorganisation.

9.6	For the purposes of this Rule 9, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

9.7	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7.

10.	EMPLOYMENT RIGHTS

10.1	The Plan shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

10.2	Participation in the Plan shall be on the express condition that:

(a)	neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages;

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

10.3	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

10.4	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.	ADMINISTRATION AND AMENDMENT

11.1	The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Plan in any respect provided that no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Participant under the Plan without the approval of such number of the affected Participants as would be required to amend the Articles with respect to the terms of the Shares on the assumption that the affected Participants constitute the sole shareholders of the Company.

11.2	Notwithstanding anything to the contrary contained in these Rules, the Board may at any time by resolution and without further formality:

(a)	amend the Plan in any way to the extent necessary to obtain or maintain beneficial tax treatment for any Member of the Group in any jurisdiction;

(b)	amend the Plan in any way to the extent necessary to take account of federal, state or other local tax, exchange control or securities laws, regulation or practice in any jurisdiction relevant to a Participant or Member of the Group; and

(c)	delegate to a committee or any officer any of its authority hereunder.

11.3	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Participant or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant participating company or any Subsidiary) or sent through the Company’s internal postal service: and

(b)	to the Company either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

11.4	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Member of the Group to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such company’s officers or employees.

11.5	The Company shall maintain all necessary books of account and records relating to the Plan.

11.6	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

11.7	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Shares.

11.8	If any Option Certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.9	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Shares over which the Option was granted.

12.	EXCLUSION OF THIRD PARTY RIGHTS

Save as provided in Rule 9.2, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

13.	TERMINATION

The Plan may be terminated at any time by a resolution of the Board or by a resolution of the Company in general meeting. On termination, no further Options shall be granted but such termination shall not affect the subsisting rights of Participants.

14.	TERM

No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Commencement Date.

15.	INCENTIVE STOCK OPTION LIMITATIONS

To the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such

Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Participant which is an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend this Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

16.	GOVERNING LAW

These Rules and all matters arising from the Rules shall be governed and construed in accordance with English law and Participants shall agree to submit to the jurisdiction of the English Courts in respect of this Plan, their Option(s) and any Shares issued or transferred to them in respect of such Option(s).

17.	CERTAIN INFORMATION

The Company shall, for so long as it is relying on the exemption set forth in Rule 12h-1(f)(1) under the Securities Exchange Act and is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act, provide to each Participant (i) information about the risks associated with an investment in the Shares as described in Rule 701(e)(3) under the Securities Act of 1933 (the “Securities Act”) and (ii) the financial information described in Rule 701(e)(4) and (5) under the Securities Act, every six (6) months with the financial statements described therein being not more than 180 days old and with such other information provided either by physical or electronic delivery to the Participants or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. Each Participant shall be required to keep such information strictly confidential.